SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                     INTERNATIONAL FOOD PRODUCTS GROUP, INC.
             (Exact name of Registrant as specified in its charter)

                  NEVADA                                      33-0903004
(State  or  other  jurisdiction  of                         (IRS  Employer
incorporation  or  organization)                          Identification  No.)


                       180 NEWPORT CIRCLE DRIVE, SUITE 180
                            NEWPORT BEACH, CA  92660
          (Address of Principal Executive Offices, including ZIP Code)

                 2003 COMPENSATION PLAN FOR OUTSIDE CONSULTANTS
                            (Full title of the plan)

                                 GARY R. HENRIE
                             10616 EAGLE NEST STREET
                             LAS VEGAS, NEVADA 89141
                     (Name and address of agent for service)

                                 (702) 616-3093
          (Telephone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE

Title of      Amount to be        Proposed         Proposed       Amount of
Securities    registered          maximum          maximum       registration
to be                             offering         aggregate         fee
registered                        price per        offering
                                  share            price
------------------------------------------------------------------------------


$.001 par      5,000,000          $0.17(1)        $850,000.00       $68.85
value common
stock


Totals         5,000,000                          $850,000.00       $68.85
------------------------------------------------------------------------------

(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the last sale of the common stock reported on the OTC Bulletin Board as of August 27, 2003, a date within five business days prior to the filing of this registration statement.
                                       2

                                   PROSPECTUS

                     INTERNATIONAL FOOD PRODUCTS GROUP, INC

                        5,000,000 Shares Of Common Stock

This prospectus relates to the offer and sale by International Food Products Group, Inc., a Nevada corporation ("Company"), of shares of its $.001 par value per share common stock to certain and outside consultants (the "Consultants") pursuant to the 2003 Compensation Plan for Outside Consultants (the "Stock Plan") that has been approved by the board of directors of the Company. Pursuant to the Stock Plan, in payment for services rendered, the Company is registering hereunder and then issuing, upon receipt of adequate consideration therefore, to the consultants and persons covered by the Stock Plan, up to 5,000,000 shares of common stock.

The  common  stock  is not subject to any restriction on transferability, except with respect to resale restrictions applicable to shares of our common stock that are delivered to Consultants that are deemed to be our affiliates. Recipients of shares other than persons who are "affiliates" of Company within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. An affiliate is summarily, any director, executive officer or controlling shareholder of the Company or any one of its subsidiaries. An "affiliate" of Company is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If a Consultant who is not now an "affiliate" becomes an "affiliate" in the future, he/she would then be subject to Section 16(b) of the Exchange Act. The common stock is traded on the OTC Bulletin Board under the symbol "IFPG."

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is August 29, 2003

This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this prospectus as to the contents of any contracts or other documents filed as an exhibit to either the registration statement or other filings by the Company with the Commission are qualified in their entirety by the reference thereto.

A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Richard Damion, chief executive officer, 180 Newport Circle Drive, Suite 180
Newport  Beach,  CA  92660.  The  Company's  telephone number is (800) 941-2354.

Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W. Washington D.C. 20549.

No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of the Company since the date hereof.

                                TABLE OF CONTENTS


INFORMATION  REQUIRED  IN  THE  SECTION  10(a)  PROSPECTUS                  6

Item  1.  Stock  Plan  Information.                                         6

Item  2.  Registrant Information and Employee Plan Annual Information       7

INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT                     7

Item  3.  Incorporation  of  Documents  by  Reference                       7

Item  4.  Description  of  Securities                                       8

Item  5.  Interests  of  Named  Experts  and  Counsel                       8

Item  6.  Indemnification  of  Officers,  Directors,
          Employees  and  Agents; Insurance                                 8

Item  7.  Exemption  from  Registration  Claimed.                          10

Item  8.  Exhibits                                                         10

Item  9.  Undertakings.                                                    10

SIGNATURES                                                                 12

EXHIBIT  INDEX                                                             12

                                     PART 1
                    INFORMATION REQUIRED IN THE SECTION 10(A)
                                   PROSPECTUS


ITEM  1.  STOCK  PLAN  INFORMATION.

THE  COMPANY

The Company has its principal executive offices at 180 Newport Circle Drive, Suite 180
Newport  Beach,  CA  92660.  The  Company's  telephone number is (800) 941-2354.

PURPOSE

The Company will issue common stock to certain consultants pursuant to consulting agreements entered into between these consultants and the Company, and pursuant to the Stock Plan, which have been approved by the Board of Directors of the Company. The agreements and the Stock Plan are intended to provide a method whereby the Company may be stimulated by the personal involvement of the Consultants in our future prosperity, thereby advancing the interests of the Company, and all of our shareholders. A copy of the Stock Plan has been filed as an exhibit to this registration statement.

COMMON  STOCK

The Board has authorized the issuance of up to 5,000,000 shares of the common stock to the persons covered by the Stock Plan upon effectiveness of this registration statement.

THE  CONSULTANTS

The Company relies on a variety of outside or independent consultants for a variety of services from time to time. In exchange for consulting services that benefit us, we anticipate entering into agreements whereby our Consultants agree to provide their expertise and advice to the Company for the purposes set forth in their consulting agreements and we intend to compensate them for their services under the terms of the Stock Plan by delivering shares of our common stock to them in lieu of cash compensation.

NO  RESTRICTIONS  ON  TRANSFER

The Consultants will become the record and beneficial owners of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.

TAX  TREATMENT  TO  THE  CONSULTANTS

The common stock is not qualified under Section 401(a) of the Internal Revenue Code. The Consultants, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares are subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the Consultants will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. The Consultants are urged to consult each of their tax advisors on this matter. Further, if any recipient is an "affiliate," Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

TAX  TREATMENT  TO  THE  COMPANY

The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by the Company for federal income tax purposes in the taxable year of the Company during which the recipient recognizes income.

RESTRICTIONS  ON  RESALES

In the event that an affiliate of the Company acquires shares of common stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under Section 16(b) of the Exchange Act, the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

ITEM  2.  REGISTRANT  INFORMATION  AND  EMPLOYEE  PLAN  ANNUAL  INFORMATION

         Not  Applicable.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM  3.  INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

The following documents filed with the Securities and Exchange Commission (the "Commission") by International Food Products Group, Inc., a Nevada corporation, are incorporated herein by reference:

(a) The Company's latest Annual Report on Form 10-KSB for the year ended June 30, 2002, filed with the Securities and Exchange Commission; as well as the Company's quarterly reports filed on Form 10-QSB for the periods ended September
30,  2002,  December  31,  2002,  and  March  31,  2003;

(b) The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended June 30, 2002, specifically, the Company's Form 12b-25 filed with the Commission on or about February 14, 2003 with respect to the delayed filing of the Company's Form 10-QSB for the quarter ended December 31, 2002, and the Company's Form 12b-25 filed with the Commission on or about May 16, 2003 with respect to the delayed filing of the Company's Form 10-QSB for the quarter ended March 31, 2003;

(c) All other documents filed by the Company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

ITEM  4.  DESCRIPTION  OF  SECURITIES.

         Not  applicable.

ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

Gary R. Henrie, Esq., of the law office of Gary R. Henrie, Attorney at Law, has provided legal services and advice to the Company in connection with a variety of corporate and securities matters, including the preparation and filing of this Registration Statement, the registrant's compliance with the periodic reporting requirements of the Securities Exchange Act of 1934, and advice on a variety of matters. Mr. Henrie may receive shares of our common stock under our Stock Plan as compensation for his legal services. Mr. Henrie has a right to receive shares of our common stock under the terms of our Attorney Consulting Agreement dated August 29, 2003.

At the date of this Registration Statement, Mr. Henrie does not own beneficially or directly any shares of our common stock. Neither Mr. Henrie, nor his law firm, have been employed on a contingent basis at anytime.

 ITEM  6.  INDEMNIFICATION  OF  OFFICERS,  DIRECTORS,  EMPLOYEES  AND  AGENTS;
INSURANCE.

Section  78.7502  of  the  Nevada  Revised  Statutes  provides:

Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

The foregoing indemnification provisions are broad enough to encompass certain liabilities of directors and officers of Company under the Securities and Exchange Act of 1933.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES OCCURRING PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT OF 1933 MAY BE PERMITTED AS TO DIRECTORS, OFFICERS, OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY
AS EXPRESSED  IN  THAT  ACT  AND,  THEREFORE,  IS  UNENFORCEABLE.

ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED.

     Not  applicable.

ITEM  8.  EXHIBITS.

(a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by this reference:

Exhibit  No.                               Title
___________  ________________________________________________________________

5.1      Legal  opinion  of  Gary  R.  Henrie,  Esq.

10.1     2003  Compensation  Plan  for  Outside  Consultants

23.1     Consent  of  Gary  R.  Henrie,  Esq.  (Exhibit  5.1)

23.2     Consent  of  Kelly  &  Company, Independent Certified Public Accountant

ITEM  9.  UNDERTAKINGS.

The  undersigned  registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

     (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

     (iii) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new
registration  statement  relating  to  the                   securities  offered
therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in Newport Beach, California on this 29th day of August, 2003.

                    INTERNATIONAL  FOOD  PRODUCTS  GROUP,  INC.
                    (Registrant)

                    /s/ Richard Damion
                    __________________________________________
                    Richard  Damion
                    Chief  Executive  Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURES                     TITLE                            DATE
________________________________________________________________________________


/s/ Richard Damion
__________________________    Principal  Executive  Officer    August 29, 2003
Richard  Damion               Principal  Financial  Officer
                              Principal  Accounting  Officer
                              Director

/s/ Joseph R. Rodriguez, Jr.
__________________________     Director                        August 29, 2003
Joseph  R.  Rodriguez,  Jr.


                                INDEX TO EXHIBITS


Exhibit  No.                    Title
___________  ________________________________________________________________

    5.1       Legal  opinion  of  Gary  R.  Henrie,  Esq.

   10.1       2003  Compensation  Plan  for  Outside  Consultants

   23.1       Consent  of  Gary  R.  Henrie,  Esq.  (Exhibit  5.1)

   23.2       Consent  of  Kelly  &  Company,  Independent  Certified  Public
              Accountant


                                     12